Exhibit 10.9

AMENDMENT NO. 2 TO CONSULTING AGREEMENT

AMENDMENT NO. 2 to CONSULTING AGREEMENT, dated as of April 5, 2007, to be effective as of March 16, 2007 (“Amendment No. 2 ”), by and between Lenox Group Inc., with principal offices at One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344 (“LGI” or the “Company”) and Carl Marks Advisory Group LLC, with principal offices at 900 Third Avenue, New York, NY 10022 (“CMAG” or “ Consultant”).

WHEREAS, LGI and CMAG have heretofore entered into a Consulting Agreement dated January 4, 2007, as amended by Amendment No. 1 dated January 12, 2007, pursuant to which CMAG has been rendering management consulting services (as so amended, the “Consulting Agreement”);

WHEREAS, CMAG has substantially completed the tasks set forth in the Consulting Agreement described as “Phase 1” therein;

WHEREAS, LGI now desires to engage the financial and management consulting services of CMAG under “Phase II” to assist LGI in the implementation of the restructuring business plan and recommendations produced during Phase I; and

WHEREAS, CMAG has agreed to provide such financial and management consulting services subject to the terms and conditions set forth in the Consulting Agreement, as modified by the terms and conditions of this Amendment No. 2.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Scope

Section 2 (captioned “Scope”) of the Consulting Agreement is hereby amended to replace the last two paragraphs pertaining to Phase 2 thereof to read as follows:

“Phase 2: CMAG will lead, and assist LGI and its personnel in, the implementation of the restructuring business plan and other Phase 1 recommendations, as approved by the Board of Directors on March 13, 2007 (collectively, as may be amended from time to time by the Board of Directors with the input of CMAG, the “Approved Plan”), with Marc L. Pfefferle continuing on a substantially full-time basis as the interim Chief Executive Officer. CMAG will provide the necessary manpower as follows, and as approved by the Board of Directors, to successfully implement the Approved Plan. Each CMAG associates’ individual tenure may be adjusted by mutual agreement of CMAG and LGI upon 30 days’ written advance notice, as improvement projects are completed and as associated overall workload is reduced.

“Managing Director Bret Rattray will act initially as interim manager and subsequently will assist LGI management to implement the business plan and process improvements at Lenox Brands;

“Managing Director Walt Denekas will assist LGI management to implement financial and business process improvements and departmental consolidations;

“Managing Director Ed Spinelli will serve as interim manager for manufacturing and assist LGI management to implement supply chain improvements, including the consolidation of the Company’s Rogers, MD distribution center into its Hagerstown, MD) facility;

“Managing Director John Given will assist LGI management to implement product sourcing improvements;

“Managing Director Don Stires will assist LGI management to implement operational and financial improvements at Department 56; and

“Managing Director Tyler Montague will assist LGI management to implement the management information systems consolidations and upgrades.

“CMAG will provide update reports to the Board of Directors as reasonably requested.”

2.	Compensation

Section 4 (captioned “Compensation”) of the Consulting Agreement is hereby amended as follows:

(a)       To replace the paragraph with respect to compensation to be paid during Phase 2 to read as follows:

“Phase 2: LGI shall pay CMAG for its consulting services a fixed fee of (i) $90,000 per monthly period for Marc L. Pfefferle as interim Chief Executive Officer and (ii) $50,000 per monthly period for each CMAG associate as required to perform the services as outlined in Section 2, or pro rata amount for any agreed adjusted service in accordance with Section 2 (as amended by Amendment No. 2 to this Agreement). LGI shall pay the fixed monthly fee to CMAG in advance, one half on each of the first and fifteenth day of each monthly period in which consulting services are to be provided.”

(b)      To replace the last paragraph (with respect to compensation to be paid as a “Success Fee”) to read as follows:

“In addition, CMAG shall be entitled to the following success fees (“Success Fees” as defined below) that shall be paid in cash and earned in full when each Success Fee target (the “Target”) has been achieved:

“CMAG shall earn and be paid a Success Fee of up to $2 million in aggregate upon the achievement of the following Targets and operational objectives based upon the Approved Plan, which Targets are independently established and the achievement of each is independent of the achievement of the others. In the event of a “Change in Control” (as defined in the Company’s 2004 Stock Incentive Plan) of the Company in 2007 prior to the achievement of all of the Targets, then any portion of the Success Fee not yet paid at the time of such Change in Control will be deemed to be earned and payable immediately upon the closing of such Change in Control. The percentage of the total dollar Success Fee earned for each Target is stated below:

1.

2007 Implemented Cost Reductions (20% of Success Fee Target) – Scaleable on a straight-line basis, starting at 0% for zero cost savings up to 20% for LGI’s implementation of 100% of the budgeted dollar value of cost savings targeted to be implemented per the Approved Plan during 2007. Measurement of savings implemented will be on the basis determined in the Approved Plan, or for any above-Plan savings, on a consistent and reasonable basis. This Success Fee component will be calculated and paid based on cost savings that have been implemented, no later than two (2) weeks after the date that LGI’s audited financial statements for 2007 are issued.

2.

EBITDA Performance (35% of Success Fee Target) – EBITDA will be measured so as to exclude all restructuring and one-time costs applied on the basis presented in the Approved Plan. For the avoidance of doubt, the parties agree that the portion of the consulting fees and expenses paid and to be paid to CMAG for the services of Messrs. Pfefferle, Rattray, Denekas and Spinelli in their roles as interim managers, but only to the extent of the normalized compensation (i.e., salary, bonus and benefits) and travel and entertainment expenses for the positions filled by them, as set for the in the Approved Plan, shall be included in the calculation of EBITDA for purposes of calculating this Target. Scaleable on a straight-line basis from 0% earned beginning at 85% of 2007 planned EBITDA up to 20% for achievement of 100% of planned 2007 EBITDA; this Success Fee component will be calculated and paid no later than two (2) weeks after the date that LGI’s 2007 audited financial statements are issued.

3.

Improvement in LGI’s Stock Price Over the Immediate to Mid-term (15% of Success Fee Target) – Measured as 3% of appreciation of total market capitalization between (i) the date of CMAG’s hire (defined as the number of outstanding shares on January 4, 2007 multiplied by the midpoint between the closing stock prices on January 4, 2007 and January 5, 2007, or $5.41 per share), and (ii) December 31, 2007 (defined as the number of outstanding shares on such date multiplied by the simple arithmetic average of all of the closing prices per share of the Company’s common stock, as reported on the New York Stock Exchange for each trading day in the period from December 1, 2007 through December 31, 2007); this Success Fee component will be calculated and paid no later than January 15, 2008.

4.

Completion and Closing of any “Multi-year” Credit Agreement Refinancing (20% of Success Fee Target) – This Success Fee component will be calculated and paid no later than two (2) weeks following the completion of any such refinancing.

5.

Completion of Organizational Restructuring Including the Hiring of a New Chief Marketing Officer (“CMO”) and new Chief Executive Officer (“CEO”) (10% of Success Fee Target) – This Success Fee component will be paid on the first business day following the six-month anniversary of the completion of the organization restructuring as set forth in the Approved Plan, it being understood that a committee of the board of directors will be involved in approving the hiring of both the CMO and CEO.

6.

Overall Performance – At the reasonable discretion of the Board of Directors, the Board may grant CMAG an additional Success Fee and/or make up for any shortfall between CMAG’s Success Fees earned in Targets 1 through 5 above and the $2 million Success Fee aggregate for CMAG’s exceptional performance, as measured by LGI profit performance above plan or increases in stock price or enterprise value. It is the intention of the parties that CMAG should be rewarded for such exceptional performance.”

3.	Continued Binding Effect of Agreement

Except as specifically modified in this Amendment No. 2, the Consulting Agreement as heretofore amended shall continue in full force and effect and, as modified herein, shall be binding in all respects on the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LENOX GROUP INC.

By:	/s/ Stewart M. Kasen
Stewart M. Kasen Non-Executive Chairman of the Board

CARL MARKS ADVISORY GROUP LLC

By:	/s/ Marc L. Pfefferle
Marc L. Pfefferle Partner